UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 2, 2010 (September 1, 2010)
AMERICAN HOMEPATIENT, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-19532	27-2457306

(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification Number)
5200 Maryland Way, Suite 400, Brentwood, TN 37027-5018
(Address of principal executive offices)
(615) 221-8884
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On September 2, 2010, American HomePatient, Inc. (the “Company”) entered into a First Lien Credit Agreement and Second Lien Credit Agreement (collectively, the “Credit Agreements”), each with General Electric Capital Corporation (“GECC”) as lender and agent, and certain other lenders, including certain affiliates of Highland Capital Management, L.P. (“Highland”). Pursuant to the terms of that certain Restructuring Support Agreement entered into April 27, 2010 between the Company and its senior lenders (the “Restructuring Support Agreement”), Highland and the Company’s other senior lenders agreed to restructure the Company’s outstanding senior debt, which had matured in August of 2009, subject to a number of conditions, including, among others, the successful completion of a self-tender offer. The Company, Highland, GECC and the Company’s other senior lenders entered into the Credit Agreements to effect the restructuring of the Company’s senior debt upon the successful closing of the self-tender offer as contemplated by the Restructuring Support Agreement.
     The Company’s senior debt has been restructured into a first lien $95.5 million term loan (the “First Lien Loan”) and a second lien $120.7 million term loan (the “Second Lien Loan”), each with a maturity date of September 2, 2014, and each with variable interest as provided in the applicable Credit Agreement. The First Lien Loan bears interest at a rate equal to (x) in the case of LIBOR Rate Loans, LIBOR (subject to a 2.80% floor) plus 4.00% and (y) in the case of Base Rate Loans, Base Rate (subject to a 3.80% floor) plus 3.00%. The Second Lien Loan bears interest at a rate equal to (x) in the case of LIBOR Rate Loans, LIBOR plus 7.00%, and (y) in the case of Base Rate Loans, Base Rate plus 6.00%. LIBOR and Base Rate are determined on customary bases. Under certain circumstances, the Company may pay a portion of the interest on the Second Lien Loan in-kind. Obligations of the Company under the Credit Agreements are guaranteed by substantially all of the Company’s existing and future direct and indirect United States subsidiaries, with certain customary or agreed-upon exceptions. The guarantors have pledged certain of their assets as security for their obligations. The Second Lien Loan ranks junior in priority to the First Lien Loan, pursuant to the terms of a customary intercreditor agreement.
     The Credit Agreements require the Company to comply with customary affirmative, negative and financial covenants. The Credit Agreements require that the Company maintain a minimum interest coverage ratio and a maximum total debt to adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, or leverage ratio. The Credit Agreements also limit the amount of capital expenditures the Company can make for any fiscal year, pursuant to calculations set forth in the Credit Agreements.
     The Credit Agreements contain customary events of default, including but not limited to nonpayment; material inaccuracy of representations and warranties; violations of covenants and other provisions of the Credit Agreements; certain bankruptcies and liquidations; certain cross-defaults to material indebtedness; certain material judgments; certain events related to certain pledges of the assets of the Company and those of certain of its subsidiaries, as security for the obligations under the Credit Agreements; and certain changes of ownership.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (a) Henry T. Blackstock and William C. O’Neil have each resigned their positions as directors of the Company’s Board of Directors effective September 1, 2010. These resignations were tendered at the Company’s request which was required pursuant to the terms of the Restructuring Support Agreement, and such resignations were not the result of any disagreement between any such director and the Company. A copy of the resignation letter of each of the foregoing is attached hereto as Exhibit 17.1 and 17.2, respectively.
     Mr. Blackstock and Mr. O’Neil each served on the Company’s Nominating and Corporate Governance, Audit and Compensation Committees prior to their resignation.
Item 8.01. Other Events
     The Company’s self-tender offer (the “Offer”) expired at 5:00 P.M. New York City time, Wednesday, September 1, 2010. The Company has been advised that, pursuant to the terms of the Offer, 6,917,314 Shares were tendered and not withdrawn prior to the expiration of the Offer. The Company has accepted for purchase all of the shares of the Company’s common stock (the “Shares”) validly tendered and not withdrawn prior to the expiration of the Offer at a purchase price of $0.67 cents per Share. The aggregate consideration for the accepted Shares of approximately $4,634,600.38 will be delivered promptly by Computershare, the depositary for the Offer, to the tendering shareholders on a pro rata basis. After the purchase of the accepted Shares, 10,746,075 Shares remain outstanding. The full text of the Company’s press release, dated September 2, 2010, announcing the expiration and the results of the Offer is filed as Exhibit 99.1 hereto.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
Number            Exhibit

17.1	Resignation Letter of Henry T. Blackstock from the Board of Directors dated September 1, 2010.
17.2	Resignation Letter of William C. O’Neil, Jr. from the Board of Directors dated September 1, 2010.
99.1	Press Release dated September 2, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN HOMEPATIENT, INC.
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	Executive Vice President and Chief Financial Officer

Date: September 2, 2010